July 10, 2007

SHAREHOLDERS' AGREEMENT

THIS AGREEMENT is effective as of July 10, 2007 by and among **GLOBAL ENERGY INC.**, a company incorporated under the laws of the State of Nevada ("**GEYI**"), and **ALPHAKAT GMBH**, a company incorporated under the laws of the State of Germany ("**AK**"), (each: a "**Party**" and together: the "**Parties**").

WHEREAS, the Parties have incorporated a company in (to be defined later) under the name of Alphakat - Global Energy Inc (the "**Company**"), with GEYI to initially hold 50% of the shares and AK to initially hold the remaining 50% of the Shares; and

WHEREAS, the Parties desire to cooperate in order to promote the business of the Company in accordance with the provisions set forth herein.

NOW, THEREFORE, in consideration of the undertakings and the mutual covenants of the Parties hereinafter set forth, it is agreed as follows:

1. **SHAREHOLDING IN THE COMPANY**

Each of the parties shall subscribe for the shares of the Company, in consideration for the shares' par value, and the Company shall issue 50% of the Company's shares to GEYI, and 50% of the Company's shares to AK (each such amount of the shareholding shall hereinafter be referred to as the "**Shares**").

2. **MAIN PURPOSE**

The Company's purpose will be the worldwide marketing and sales of the Technology and the products (as these terms are defined bellow), or any such other activities as the Company may at any time determine, and to engage in any other lawful act or activity (the "**Company's Business**").

For the purpose of this Agreement, the term "**Technology**" shall mean: the technology of KDV to convert waste containing hydrocarbons into mineral diesel oil. And the term "**Products**" shall mean any products ensuing or resulting from the Technology including KDV turbines.

3. **PLACE OF BUSINESS**

The Company's principal place of business shall be (TBD, unless determined otherwise by the Company's Board of Directors.

4. **TRANSFER RESTRICTIONS**

4.1 No Party shall sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber (any of the above, "**Transfer**"), all or any part of the Shares owned by it (or securities convertible or exercisable therefore), other than in compliance with the terms of this Agreement or other than to a Permitted Transferee. For the purposes of this Agreement, "**Permitted Transferee**" shall mean an entity which is wholly owned or controlled by the Party. A transfer to a Permitted Transferee is only permitted if (i) each such transferee agrees in writing on a form prescribed by the Company

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to be bound by all of the provisions of this Agreement and (ii) any Transfer in interests in a Permitted Transferee shall be subject to all the transfer restrictions in this section and otherwise contained in this Agreement (section 5, 6 and 7) as if interests in such Permitted Transferee were shares in the Company.

4.2 In no event may either Party Transfer any of their Shares to any person, entity, business or venture that competes with the Company's Business.

4.3 Notwithstanding the foregoing, neither Party may Transfer any of its Shares during the first five (5) years following incorporation of the Company.

5. **RIGHT OF FIRST OFFER (THE "RIGHT")**

5.1 If at any time either Party (the **"Offeror"**) wishes to Transfer any or all of the Shares owned by him/it to a third party (the **"Offered Shares"**), then prior to soliciting an offer from, or making any such offer to, a third party, the Offeror shall first submit a written offer containing all material terms to the other Party (the **"Offer"**) in respect of the Offered Shares.

5.2 Within sixty (60) days after receipt of the Offer, the other Party shall have the right to give notice to the Offeror of its intent to purchase all (but not less than all) of the Offered Shares on the same terms and conditions as set forth in the Offer. Once delivered, such notice, taken in conjunction with the Offer, shall be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares to the other Party, and the sale of the Offered Shares to the other Party shall occur within sixty (60) days of receipt of the Offeror's written notice.

5.3 Should written notice not be received by the Offeror within the sixty day time period referenced above, or if the other Party shall give notice of its election not to acquire such Offered Shares, then the Offer will be deemed to have lapsed, and the Offeror may, for a period of up to ninety (90) days thereafter, offer the Offered Shares to a bona fide third party on terms and conditions, including price, not more favorable to the proposed buyer than those contained in the Offer to the other Party.

5.4 Any Shares not sold to a bona fide third party within the 90-day period referred to in Section 5.3 shall again be subject to the requirements of this Section 5.

5.5 In the event that Shares are sold to pursuant to this Section 5, said Shares shall continue to subject to the restrictions imposed by Sections 4, 5, 6 and 7 of this Agreement, and the purchaser of said Shares shall agree in writing to abide by such Sections.

6. **TAG ALONG**

6.1 In the event that either Party (the **"Initiating Party"**) wishes to Transfer any shares of the Company held by it to a third party, the Initiating Party shall notify the other Party in writing, and the other Party shall have the right to require, as a condition to such Transfer, that the proposed transferee purchase from him/it upon the same terms, that number of shares which constitutes the same portion of the total number of shares held by him/it as the number of shares proposed to be sold by the Initiating Party (the **"Co-Sale Shares"**).

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6.2 The other Shareholder shall have the option, exercisable by written notice to the Offereor, within thirty (30) days after receipt of the notice from the Offeror, to require participation in the sale as referenced in section 6.1 above.

6.3 In the event that the other Party exercises its tag along rights hereunder, the Initiating Party must cause the proposed transferee to add such shares to the shares to be purchased by the transferee, as part of the sale agreement to such a degree that all of the Co-Sale Shares are included.

7. RESERVED

8 ACKNOWLEDGMENT AND PRE-EMPETION RIGHTS

8.1 The Parties acknowledge that their Shares may be diluted as a result of investments and other issuances of shares by the Company.

8.2 If at any time prior to an IPO, the Company proposes to issue and sell New Securities, as defined below, the Parties agree that the Company shall enable the Parties to maintain their percentage ownership of the outstanding shares of the Company, as stated below:

8.3 For the purpose of this Section 8, "**New Securities**" shall mean any capital stock of the Company, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" shall not include (i) shares of the Company issuable upon exercise of outstanding options or warrants; (ii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of another corporation or any other reorganization; (iii) securities issued to employees, officers, directors and consultants of the Company pursuant to any stock option plan or stock purchases or stock bonus arrangement; (iv) securities issued pursuant to payment of any dividend or distribution with respect to all of the Company's issued and outstanding shares; and (v) securities issued to a strategic investor approved as such by the Board of Directors.

8.4 If the Company proposes to issue New Securities, it shall give the Parties written notice (the "**Rights Notice**") of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them and the number of shares that each Party has the right to purchase under this Section 8. Each Party shall have fourteen (14) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata share of such New Securities for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. The Party's pro rata share shall be the ratio of the number of shares of the Company's Ordinary Shares then held by such Party of the date of the Rights Notice, to the sum of the total number of Ordinary Shares as of such date .

8.5 If the Parties fail to accept such offer as to all or part of the New Securities, the Company shall have the right within one hundred and twenty (120) days thereafter to sell or enter into an agreement to sell, the New Securities as to which such offer, or offers, were not accepted; provided, however, that no such sale shall be effected at a price or upon terms more favorable to the purchasers thereof than those specified. In the event the Company has not sold or entered into an agreement to sell such New Securities within such 120-day period, the Company shall not thereafter issue or sell such New Securities without first complying with the procedure set forth in this Section 8.

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9 TERMINATION OF RIGHTS

9.1 The rights contained in Sections 4, 5, 6, 7, 8 and 11 shall terminate and be of no further force or effect (i) immediately upon the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the reporting requirements of a similar reporting regime of another jurisdiction, whichever event occurs first.

10 BOARD OF DIRECTORS

10.1 So long as each Party owns 50% of the outstanding shares of the Company, then each Party shall be entitled to appoint an equal number of directors to the board of directors of the Company. In the event that either Party holds, at any time in the future, a majority of the number of outstanding Shares, then such Party will have the right to appoint a majority of the directors of the board of directors of the Company.

10.2 Initially, the directors appointed by GEYI shall be Mr. asi Shalgi and Mr. Yossi Raz and the directors appointed by AK shall initially be Dr. Christian Koch and Ludwig Christian Koch.

10.3 Neither Party shall be able to assign or transfer its/his right to designate a director to any other third party.

10.4 Within 60 Days from the Effective Date of this Agreement, the board of directors shall agree on the Company's marketing and sales strategy, annual business plan, and goals.

11 MANAGEMENT OF THE COMPANY

11.1 GEYI shall appoint Mr. Yossi Raz as the Company's Chief Executive Officer ("CEO") in accordance with the terms of an Employment Agreement attached hereto at Appendix A (the "**Employment Agreement**") between Mr. Yossi Raz and the Company as set out at Appendix A. Any subsequent CEO shall be appointed by GEYI.

11.2 AK shall initially appoint Dr. Christian Koch as the Company's Chairman. The Company's Chairman shall not have a casting vote. Any subsequent Chairman shall be appointed by AK.

11.3 AK shall have the right object to any sale of Product promoted or intended by the Company, in which case the Company shall not perform such sale and/or cease the promotion of such sale as applicable

11.4 The Company's CEO and Chairman shall be responsible for the day to day management of the Company, and the implementation of the Company's marketing and sales strategy and business plan, and for meeting the Company's goals.

11.5 Notwithstanding any action or resolution regarding any of the following issues, is to be approved by the Company's board of directors:

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.i any action that authorizes, creates or issues shares of any class.

.ii any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the Ordinary Shares;

.iii any merger or consolidation of the Company with or into one or more other corporations;

.iv the sale, lease, or other disposition of a material asset or the sale of all or substantially all of the Company's assets;

.v any change in the rights relating to the composition or in the right to appoint members to the Board of Directors;

.vi any transactions between the Company and any Interested Party; an "**Interested Party**" shall mean a director, officer, employee, or significant shareholder or any family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns ten percent (10%) or more of the equity interests or has ten percent (10%) or more of the voting power, other than transactions in the ordinary course of business.

.vii the terms and conditions of any initial public offering of the Company;

.viii the liquidation or dissolution of the Company;

.ix incur any indebtedness, make any capital expenditures, lend, enter into any material contract or commitment, incur any pledge or lien on the assets of the Company, other than as required in the ordinary course of business, but in no event in excess in the aggregate of US$ 5,000;

.x amendment of the Articles of Association of the Company; and

.xi the Company's signatory rights.

12 REMOVAL OF BOARD MEMBERS

12.1 Each Party agrees to vote in whatever manner as shall be necessary to ensure that (i) no director elected by either Party is removed from office, other than for cause, unless such removal is approved by the Party which so appointed that director and (ii) any vacancies created by the resignation, removal or death of a director shall be filled by the Party that appointed such director pursuant to the provisions of this agreement.

12.2 All Parties agree to execute any written consents required to effectuate the obligations of this Agreement.

13 EXPENSES AND FINANCING

13.1 The Parties agree that GEYI will lend to the Company such amounts as the Parties may agree, and in any event in accordance with a budget to be approved by the board of directors of the Company. The terms of such loan, including interest on such loan, will be agreed upon between the Parties.

13.2 All such payments as referenced in section 13.2 above shall be made for costs and expenses set forth in a budget approved by the board of directors of the Company from time to time.

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14 EXCLUSIVITY

AK and the Company have the rights to market and distributor the Technology based on the KDV500, as define in the agreement dated May 2 2007.

14.1.1 AK herby appoints the Company as its sole agent exclusive for USA and China market, AK will not directly market to these markets but through the Company.

14.1.2 When GEYI will invest in the technology of Turbine 2000 than the Turbine 2000 technology will be marketing only through out the Company

14.1.3. The parties acknowledge that AK has already granted some third parties the right to sale the Technology and Products in certain territories as detailed in agreement signed May 2, 2007 ("**Third Party Rights**").

14.1.4 All sales transactions shall be made directly between AK and the purchaser. The sale price of any transaction shall include a fee of 10% which shall be paid by AK to the Company. The company has the right to offer higher prices as the market will accept in such case the Company will benefit from the full difference between the purchase price and the sale price. AK and the Company will coordinate prices.

15. DERTAKINGS OF THE PARTIES

15.1 AK shall provide all required technical assistance and support to the Company and any potential end users and purchasers of the Technology and the Products, in order to help the promotion of the Technology and the Products and the procurement of purchases.

15.2 GEYI will build a finance program to support end users in the procurement of the Products from AK, however, GA shall only offer such finance program to suitable end users at its sole and absolute discretion.

15.3 GEYI shall be responsible for obtaining necessary approvals and permits for the sale of diesel produced by the use ofthe Products and the Technology, were it finds it to be reasonable at its sole and absolute discretion.

16 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

16.1 Each of the Parties hereby represents and warrants with respect to itself/himself the following:

(i) Authority and Validity. Such Party has full power and authority to enter into, execute and deliver this Agreement and perform its/his obligations under this Agreement in accordance with its terms.

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(ii) Absence of Conflicts. The execution and delivery of this Agreement by it and the consummation of the transactions as contemplated hereunder (i) do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree, or injunction currently applicable to it/him; and (ii) do not and will not violate or conflict with any existing mortgage, indenture, contract, licensing agreement, financing statement, or other agreement binding on it.

(iii) Consents and Contractual Restrictions. No consents or approvals of any third party are required in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereunder otherwise. No agreement or arrangement binding upon such Party restricts its ability to fulfill its obligations and responsibilities under this Agreement or any related agreement or to carry out the activities contemplated herein.

(iv) Investment Representations. Each Party is acquiring the Shares for its/his or her own account.

16.2 AK further represents and warrants that:

(i) it has all valid legal rights to the Technology and the Products;

(ii) it has the right to grant to GEYI all rights contained in this Agreement, including the Exclusivity set forth in section 14 above; and

(iii) the provisions of this agreement and any of AK's undertakings hereunder does not infringe upon the intellectual property rights of any third parties.

Each Party undertakes to inform the other Party immediately upon any material change in the above representations and warranties.

17. ASSISTANCE TO THE COMPANY

The Parties shall use their best efforts to actively assist and promote the interests of the Company.

18. MISCELLANEOUS

18.1 ENTIRE AGREEMENT.
This Agreement represents the entire agreement between the Parties.

18.3 ASSIGNMENT.

No part of this agreement may be assigned by any of the Parties hereto without the consent of all of the Parties hereto.

18.4 GOVERNING LAW AND JURISDICTION.

This Agreement shall be governed by and construed under the laws of the Republic of Germany. The competent courts in Gerrmany, shall have exclusive jurisdiction over any

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dispute arising in connection with this Agreement.

18.5 HEADINGS.
Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18.6 NOTICES.
All notices or other documents under this Agreement shall be in writing and delivered personally or mailed, addressed to the Parties.

18.7 BINDING EFFECT.
The provisions of this agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns. The provisions of this Agreement shall supersede any conflicting provisions of the Articles of Associations of the Company with respect to the relationship between the Parties. The Parties agree to amend the Company's Articles of Association within the next thirty (30) days to the extent any terms of this Agreement so conflict or to the extent they otherwise deem it necessary to conform the Articles with the terms and condition set forth in this Agreement.

18.8 AMENDMENT.
This Agreement may be amended or modified only by written agreement between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GLOBAL ENERGY INC.	**ALPHAKAT GMBH**
By: Asi Shalgi	**By:** [signature]
Name: Asi Shalgi	Name: Christian Koch
Title: CEO	Title: Dr.-Ing.